UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2010

COGENT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50947	95-4305768
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

639 North Rosemead Blvd. Pasadena, California	91107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 325-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on August 29, 2010, Cogent Inc., a Delaware corporation (the “Company” or “Cogent”), 3M Company (“3M”) and Ventura Acquisition Corporation (“Purchaser”), a wholly owned subsidiary of 3M, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser agreed to purchase all outstanding shares of the common stock, $0.001 par value per share, of Cogent (the “Shares”) at a price of $10.50 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 10, 2010 (as amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the “Offer”).

On October 21, 2010, Purchaser exercised its rights under the Merger Agreement to designate members of the Company’s board of directors. In connection therewith, the board of directors of the Company (i) increased the authorized number of directors from four (4) to nine (9), and (ii) appointed the following designees of 3M to fill the newly created directorships resulting from the increase in the authorized number of directors, to hold office until the Company’s next annual meeting of stockholders and until their successors are elected and duly qualified: Michael P. Delkoski, Carol A. Peterson, Rudy P. Pitera, Maureen C. Faricy and Kimberly M Torseth (collectively the “3M Designees”). 3M has advised the Company that, to the best of its knowledge, none of the 3M Designees has been party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K, other than with respect to the transactions contemplated by the Merger Agreement. Information about the 3M Designees was previously furnished to the Company by Purchaser and is set forth in Annex I to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Securities and Exchange Commission on September 10, 2010. As of the date hereof, none of the 3M Designees has been appointed to any committee of the Cogent board and it has not been determined whether any such individuals will be appointed to any committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGENT, INC.

Date: October 27, 2010	By:	/S/ PAUL KIM
Paul Kim
Chief Financial Officer

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